As filed with the Securities and Exchange Commission on July 20, 2001.

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
Under The Securities Act of 1933

DIGITAL VIDEO SYSTEMS, INC.
(Exact name of Registrant as specified in its charter)

Delaware	77-0333728
(State of incorporation)	(I.R.S. Employer Identification No.)
1731 Technology Drive, Suite 810 San Jose, California 95110
(Address, including zip code, of Registrant's principal executive offices)

1998 STOCK OPTION PLAN
(Full title of the Plan)

Lin Lin Zhou President Digital Video Systems, Inc. 1731 Technology Drive, Suite 810 San Jose, CA 95110 (408) 392-0268
(Name, address, and telephone number, including area code, of agent for service)

Copies to:
Don S. Williams, Esq. Wilson Sonsini Goodrich & Rosati Professional Corporation 650 Page Mill Road Palo Alto, CA 94304-1050 (650) 493-9300

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, $.0001 par value - 1998 Stock Option Plan	549,988	$3.20	$1,759,962
TOTAL		$3.20	$1,759,962	$440

(1) This Registration Statement shall also cover any additional shares of Common Stock which become issuable under any of the Plans being registered pursuant to this Registration Statement by reason of any stock dividend, stock split, recapitalization or any other similar transaction effected without the receipt of consideration which results in an increase in the number of the Registrant's outstanding shares of Common Stock.

(2) Estimated in accordance with Rule 457(h) solely for the purpose of calculating the filing fee on the basis of $3.20 per share, which represents the average of the high and the low prices of the Registrant's Common Stock reported on the Nasdaq National Market on July 17, 2001.

DIGITAL VIDEO SYSTEMS, INC.
REGISTRATION STATEMENT ON FORM S-8

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

There are hereby incorporated by reference in this Registration Statement the following documents and information heretofore filed with the Securities and Exchange Commission (the "Commission"):

  The Registrant's Annual Report on Form 10-KSB for the fiscal year ended December 31, 2000, filed pursuant to Section 13 of the Securities Exchange Act of 1934, as amended (the "1934 Act");
  The Registrant's Quarterly Report on Form 10-Q for the quarter ended March 31, 2001 filed with the Commission on May 15, 2001; and
  The description of the Registrant's Common Stock contained in the Registrant's Registration Statement on Form SB-2 (Registration No. 333-2228), as filed with the Commission on March 8, 1996; as amended by Amendment No. 1, as filed with the Commission on April 23, 1996; and as further amended by Amendment No. 2 as filed with the Commission on May 8, 1996 and any amendment or report subsequently filed by the Registrant for the purpose of updating that description.

In addition, any document filed by the Registrant with the Commission pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date hereof, but prior to the filing of a post-effective amendment to this Registration Statement which indicates that all shares of the Registrant's Common Stock registered hereunder have been sold or that deregisters all such shares of Common Stock then remaining unsold, will be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents. Any statement contained herein or in a document, all or a portion of which is incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or amended, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

Under Section 145 of the Delaware General Corporation Law, the Registrant has broad powers to indemnify its directors and officers against liabilities they may incur in such capacities, including liabilities under the Securities Act. The Registrant's Bylaws also provide that the Registrant will indemnify its directors and officers and may indemnify its employees and other agents to the fullest extent not prohibited by Delaware law. The Registrant's Certificate of Incorporation provides for the elimination of liability for monetary damages for breach of the directors' fiduciary duty of care to the Registrant and its stockholders. These provisions do not eliminate the directors' duty of care and, in appropriate circumstances, equitable remedies such as injunctive or other forms of non-monetary relief will remain available under Delaware law. In addition, each director will continue to be subject to liability for breach of the director's duty of loyalty to the Registrant, for acts or omissions not in good faith or involving intentional misconduct, for knowing violations of law, for any transaction from which the director derived an improper personal benefit, and for payment of dividends or approval of stock repurchases or redemptions that are unlawful under Delaware law. The provision does not affect a director's responsibilities under any other laws, such as the federal securities laws or state or federal environmental laws.

The Registrant has entered into agreements with its directors and executive officers that require the Registrant to indemnify such persons against expenses, judgments, fines, settlements and other amounts actually and reasonably incurred (including expenses of a derivative action) in connection with any proceeding, whether actual or threatened, to which any such person may be made a party by reason of the fact that such person is or was a director or officer of the Registrant or any of its affiliated enterprises, provided such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Registrant and, with respect to any criminal proceeding, had no reasonable cause to believe his or her conduct was unlawful. The indemnification agreements also set forth certain procedures that will apply in the event of a claim for indemnification thereunder.

The Registrant also maintains certain insurance policies that insure its officers and directors against certain liabilities incurred in their capacities as officers and directors.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.
Exhibit Number	Description
4.1

Specimen Common Stock certificate (filed with the Commission on May 8, 1996 as Exhibit 4.1 to Amendment No. 2 to the Registrant's Registration Statement on Form SB-2 (Reg. No. 333-2228) and incorporated herein by reference).

5.1	Opinion of Counsel as to legality of securities being registered.
23.1	Consent of Burr Pilger & Mayer LLP, Independent Auditors.
23.2	Consent of Counsel (contained in Exhibit 5.1).
24.1	Power of Attorney (see part II of Registration Statement).
99.1	1998 Stock Option Plan

Item 9. Undertakings.

    A. The undersigned Registrant hereby undertakes:

    (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

    (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

    B. The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933 (the "Securities Act"), each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the 1934 Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the 1934 Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    C. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered hereunder, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Mountain View, State of California, on this 20th day of July, 2001.

DIGITAL VIDEO SYSTEMS, INC.
By:	/s/ Mali Kuo Mali Kuo Chief Executive Officer and Co-Chairman of the Board

POWER OF ATTORNEY

Each person whose signature appears below hereby constitutes and appoints Mali Kuo, his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for such person and in his or her name, place and stead, in any and all capacities, in connection with this Registration Statement, including to sign and file in the name and on behalf of the undersigned as director or officer of the Registrant (i) any and all amendments or supplements (including any and all stickers and post-effective amendments) to this Registration Statement, with all exhibits thereto, and other documents in connection therewith, and (ii) any and all additional registration statements, and any and all amendments thereto, relating to the same offering of securities as those that are covered by this Registration Statement that are filed pursuant to Rule 462(b) under the Securities Act of 1933, with the Securities and Exchange Commission and any applicable securities exchange or securities self-regulatory body, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and things requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons on July 20, 2001 in the capacities indicated:

Signature	Title
/s/DR. EDMUND Y. SUN (Edmund Y. Sun)	Co-Chairman of the Board and Chief Technical Officer
/s/ ANDE ABBOTT (Ande Abbott)	Director
/s/ MICHAEL CHEN (Michael Chen)	Director
/s/ YOUNG SAM CHO (Young Sam Cho)	Director
/s/ PHILIP B. SMITH (Philip B. Smith)	Director
/s/ JIAHONG ZANG (Jiahong Zang)	Director
/s/ DOUGLAS T. WATSON (Douglas T. Watson)	Director and Chairman of the Audit Committee

Index to Exhibits
Exhibit Number	Description
4.1

Specimen Common Stock certificate (filed with the Commission on May 8, 1996 as Exhibit 4.1 to Amendment No. 2 to the Registrant's Registration Statement on Form SB-2 (Reg. No. 333-2228) and incorporated herein by reference).

5.1	Opinion of Counsel as to legality of securities being registered.
23.1	Consent of Burr Pilger & Mayer LLP, Independent Auditors.
23.2	Consent of Counsel (contained in Exhibit 5.1).
24.1	Power of Attorney (see Page II-5 of Registration Statement).
99.1	1998 Stock Option Plan